Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186615

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus do not constitute an offer to sell these securities, and neither we nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 2, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 12, 2013)

15,500,000 Ordinary Shares

All of the ordinary shares in this offering are being sold by the selling shareholders identified in this prospectus supplement. Sensata Technologies Holding N.V. will not receive any proceeds from the ordinary shares sold by the selling shareholders in this offering.

We have entered into an agreement with one of the selling shareholders to repurchase 4,500,000 of our ordinary shares, concurrently with the closing of this offering, directly from such selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. The closing of the share repurchase is contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the share repurchase.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ST.” The last reported sale price of our ordinary shares on the New York Stock Exchange on November 29, 2013 was $38.98 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

The underwriters have agreed to purchase ordinary shares from the selling shareholders at a price of $             per share, which will result in $             of proceeds to the selling shareholders.

The underwriters propose to offer the ordinary shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the accuracy or adequacy of the disclosures in the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment on or about December     , 2013.

BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is December     , 2013

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with the information incorporated herein and therein by reference. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

Unless the context specifically indicates otherwise, references in this prospectus supplement to: (i) “we,” “us,” “our,” the “Company” and “Sensata” refer collectively to Sensata Technologies Holding N.V. and its consolidated subsidiaries; (ii) “Bain Capital” refers to Bain Capital Partners, LLC; and (iii) “Sponsors” refers collectively to Bain Capital and its co-investors.

S-i

OUR COMPANY

Overview

Sensata, a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls. We produce a wide range of customized, innovative sensors and controls for mission-critical applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete and that we have developed our strong market position due to our long-standing customer relationships, technical expertise, product performance and quality and competitive cost structure. We compete in growing global market segments driven by demand for products that are safe, energy-efficient and environmentally-friendly. In addition, our long-standing position in emerging markets, including our greater than 15-year presence in China, further enhances our growth prospects. We deliver a strong value proposition to our customers by leveraging an innovative portfolio of core technologies and manufacturing at high volumes in low-cost locations such as China, Mexico, Malaysia, Bulgaria and the Dominican Republic.

Our sensors are customized devices that translate a physical phenomenon such as force or position into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms—thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance, and monosilicon strain gage—that we leverage across multiple products and applications, enabling us to optimize our research, development, and engineering investments and achieve economies of scale.

Our primary products include pressure sensors, force sensors, temperature sensors, speed sensors, position sensors, motor protectors, and thermal and magnetic-hydraulic circuit breakers and switches. We develop customized and innovative solutions for specific customer requirements, or applications, across the appliance, automotive, heating, ventilation and air-conditioning, industrial, aerospace, defense, data / telecom, and other end-markets. We have long-standing relationships with a geographically diverse base of leading global original equipment manufacturers and other multi-national companies.

We develop products that address increasingly complex engineering requirements by investing substantially in research, development and application engineering. By locating our global engineering team in close proximity to key customers in regional business centers, we are exposed to many development opportunities at an early stage and work closely with our customers to deliver the required solutions. As a result of the long development lead times and embedded nature of our products, we collaborate closely with our customers throughout the design and development phase of their products. Systems development by our customers typically requires significant multi-year investment for certification and qualification, which are often government or customer mandated. We believe the capital commitment and time required for this process significantly increases the switching costs once a customer has designed and installed a particular sensor or control into a system.

Recent Developments

In October 2012, our Board of Directors authorized a $250.0 million share buyback program (up to a maximum of 10% of the issued capital of the Company and at prices not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction). Since the share buyback program was authorized, we have repurchased approximately 4.4 million ordinary shares under this program for an aggregate purchase price of approximately $141.3 million. On October 28, 2013, our Board of Directors amended the terms of the share buyback program, and reset the amount available for share repurchases to $250.0 million (up to a maximum of 10% of the issued capital of the Company and at prices not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction).

Under the amended repurchase program, we have entered into an agreement with one of the selling shareholders to repurchase 4,500,000 of our ordinary shares, concurrently with the closing of this offering, directly from such selling shareholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. We refer to this repurchase as the share repurchase. We intend to fund the share repurchase using cash on hand. The closing of the share repurchase is contingent on the closing of this offering and the satisfaction of certain other customary conditions.

The closing of this offering is not conditioned on the consummation of the share repurchase, and there can be no assurance that the share repurchase will be consummated.

The description and the other information in this prospectus supplement regarding the share repurchase is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

FORWARD LOOKING STATEMENTS

This prospectus supplement, including any documents incorporated by reference herein, includes “forward-looking statements.” These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following important factors, among others (including those incorporated by reference under and set forth under the heading “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	adverse conditions in the automotive industry have had, and may in the future have, adverse effects on our results of operations;

•	continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses;

•	if we fail to maintain our existing relationships with our customers, our exposure to industry and customer-specific demand fluctuations could increase and our revenue may decline as a result;

•	competitive pressures could require us to lower our prices or result in reduced demand for our products;

•

integration of acquired companies and any future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities, and we may not realize all of the anticipated operating synergies and cost savings from acquisitions;

•

risks associated with our non-U.S. operations, including foreign currency risks, the potential for changes in socio-economic conditions and/or monetary and fiscal policies and intellectual property protection difficulties and disputes;

•	we may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us;

•

our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations; and

•	the other risks set forth under the heading “Risk Factors” in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements speak only as of the date on which the statements were made and are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement, the base prospectus and any document incorporated by reference herein or therein. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date on which the statement was made or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the following risk factors set forth below before making an investment in our ordinary shares. In addition, you should read and consider the risk factors associated with our business included in Item 1.A. under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as updated by our subsequent filings with the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information” in the accompanying prospectus.

Risks Related to Our Ordinary Shares and This Offering

There may not be an active, liquid trading market for our ordinary shares, and you may not be able to resell your shares at or above the price at which you purchase them.

The initial public offering of our ordinary shares was completed in March 2010. There has been a public market for our ordinary shares for only a relatively short period of time. An active, liquid and orderly market for our ordinary shares may not be sustained, which could depress the trading price of our ordinary shares. An inactive market may also impair your ability to sell any of our ordinary shares that you purchase. In addition, the market price of our ordinary shares may fluctuate significantly and may be adversely affected by broad market and industry factors, regardless of our actual operating performance.

As a public company, we are subject to financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

We are subject to financial and other reporting and corporate governance requirements, including the requirements of the New York Stock Exchange (“NYSE”) listing rules, which impose compliance obligations upon us. We are working with our legal and financial advisors to manage our growth and obligations as a public company. We have made, and will continue to make, changes to our financial and management control systems. The expenses that we are required to incur in order to satisfy these requirements could be material. The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

Upon completion of this offering and the concurrent share repurchase, our principal shareholder will continue to have significant influence over all matters submitted to a shareholder vote, which could limit the ability of our other shareholders to influence the outcome of key transactions, including a change of control.

Upon completion of this offering and the concurrent share repurchase, our principal shareholder, Sensata Investment Company S.C.A. (“Sensata Investment Co.”), will own 17.1% of our outstanding ordinary shares. Sensata Investment Co. is controlled by Sensata Management Company S.C.A. (“Sensata Management Co.”), which is controlled by investment funds advised or managed by the principals of Bain Capital and, pursuant to agreements among all of Sensata Investment Co.’s existing shareholders, Bain Capital has the right to appoint all of the directors of Sensata Investment Co. As a result, Bain Capital, through Sensata Management Co. and Sensata Investment Co., will continue to have significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. It may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us and might ultimately affect the market price of our ordinary shares.

Future sales of our ordinary shares in the public market could cause our share price to fall.

If our existing shareholders sell substantial amounts of our ordinary shares in the public market following this offering, the market price of our ordinary shares could decrease significantly. The perception in the public market that our existing shareholders might sell shares could also depress the market price of our ordinary shares. Upon the completion of this offering and the concurrent share repurchase, we will have 178,562,449 ordinary shares legally issued. Our directors, officers, the selling shareholders (other than certain charities which may receive contributions of ordinary shares prior to this offering from certain partners and other employees of the funds that own Sensata Investment Co. and which may sell such shares in this offering) and certain other shareholders will be subject to lock-up agreements with the underwriters for a period of 30 days from the date of this prospectus supplement as described in “Underwriting.” After these lock-up agreements and the similar lock-up periods set forth in our investor rights agreement have expired, 32,518,647 shares held by our directors, officers, the selling shareholders and certain other shareholders, some of which will be subject to vesting, will be eligible for sale in the public market. The market price of our ordinary shares may drop significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our shares regardless of our operating performance. The trading price of our ordinary shares is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.

These and other factors may cause the market price and demand for our ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their ordinary shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our ordinary shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our ordinary shares, or if our results of operations do not meet their expectations, our share price could decline.

USE OF PROCEEDS

We will not receive any proceeds from the ordinary shares being sold by the selling shareholders. We will pay our expenses and the expenses of the selling shareholders in connection with this offering, other than underwriting discounts and commissions.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares held as of November 29, 2013 by the selling shareholders, the number of ordinary shares being offered hereby and information with respect to ordinary shares to be beneficially owned by the selling shareholders after completion of this offering and the concurrent share repurchase. The percentages in the following table are based upon 178,562,449 ordinary shares legally issued as of November 29, 2013, which includes 49,135 legally issued shares that are subject to forfeiture until such shares have vested, 1,862,382 legally issued shares that have been repurchased by the Company but not legally retired, and 76,780 legally issued shares that have been forfeited but not yet legally retired and in each case are not considered outstanding for accounting purposes.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Certain of our named executive officers own shares of our principal shareholder, Sensata Investment Co. We have not included in the following table the number of our ordinary shares that such named executive officers may be deemed to indirectly own as a result of owning such shares of Sensata Investment Co. because none of these named executive officers exercise voting or investment power with respect to these shares.

For a description of the material relationships between us and our principal shareholder, Sensata Investment Co., and each of the selling shareholders, see “—Material Relationships.” None of the selling shareholders is a broker-dealer or affiliated with a broker-dealer.

Sensata Investment Co. acquired the ordinary shares being offered hereby in 2006 at a price per share of approximately $6.85. Asia Opportunity Fund II, L.P., or “Asia Fund II,” and AOF II Employee Co-Invest Fund, L.P., or “AOF II,” acquired the ordinary shares being offered hereby pursuant to a distribution of such shares by Sensata Investment Co. to Asia Fund II and AOF II (as equityholders of Sensata Investment Co.) in February and May 2013.

	Ordinary Shares Beneficially Owned Before the Offering		Ordinary Shares Being Sold in the Offering	Ordinary Shares Beneficially Owned After the Offering and the Concurrent Share Repurchase(6)
Name	Number	Percent		Number	Percent
Sensata Investment Company S.C.A.(1)(2)(3)(4)	49,368,674	27.6%	14,318,042	30,550,632	17.1%
Asia Opportunity Fund II, L.P.(3)(5)	3,069,634	1.7%	1,170,064	1,899,570	1.1%
AOF II Employee Co-invest Fund, L.P.(3)(5)	31,204	*	11,894	19,310	*

*	Less than 0.1%
(1)

Sensata Investment Company S.C.A., or “Sensata Investment Co.,” an entity organized in Luxembourg, is controlled by its manager, Sensata Management Company S.A. In such capacity, Sensata Management Company S.A. through its board of directors acting by majority vote exercises voting and dispositive power with respect to the ordinary shares owned by Sensata Investment Co. The board of directors of Sensata Management Company S.A. is currently comprised of Ms. Ailbhe Jennings and Messrs. Walid Sarkis and Michael Goss. Messrs. Sarkis and Goss are each a Managing Director of Bain Capital. All of the outstanding capital stock of Sensata Management Company S.A. is owned by Bain Capital Fund VIII, L.P. and Bain Capital Fund VIII-E, L.P. and, in that capacity, these funds have the power to appoint the directors of Sensata Management Company S.A. Because of the relationships described in footnote (2) below, Bain Capital Investors, LLC (“BCI”) may be deemed to control these Bain Capital funds and thus may be deemed to share voting and dispositive power with respect to the shares held by Sensata Investment Co. BCI expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. BCI is controlled by an Investment Committee comprised of the following managing directors of Bain Capital: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Matthew Levin, Ian Loring, Philip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi, Louis Bremer, John Kilgallon, Lewis Klessel and Stephen Zide. The address for Sensata Investment Co. is Socíeté en Commandite par Actions 9A Parc d’, Activitæ, Syrdall, L-5365 Munsbach, Luxembourg.

(2)	Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold approximately 80.6% of the equity interests of Sensata Investment Co. BCI is the Managing General Partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the General Partner of Bain Capital Partners VIII, L.P., which is the General Partner of Fund VIII and Coinvestment VIII, Bain Capital Partners VIII-E, which is General Partner of Fund VIII-E, and Bain Capital Partners IX, L.P., which is the General Partner of Fund IX and Coinvestment IX. As a result, the Investment Committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by Sensata Investment Co. Certain partners and other employees of the funds which own Sensata Investment Co. expect to make a contribution of ordinary shares to one or more charities prior to this offering. In such case, a recipient charity or other securityholder of Sensata Investment Co. may, if it chooses to participate in the offering, be the selling shareholder with respect to such ordinary shares. Any such contributions will not change the aggregate number of ordinary shares being offered by the selling shareholders in this offering. In the event that one or more of the recipient charities or other securityholders of Sensata Investment Co. elect not to participate in the offering, the number of ordinary shares being offered by Sensata Investment Co. will be correspondingly adjusted such that the aggregate number of ordinary shares being offered by the selling shareholders in this offering remains unchanged.
(3)	Asia Fund II and AOF II hold 10.0% and 0.1%, respectively, of the equity interests of Sensata Investment Co. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II.
(4)	Paul Edgerley and Stephen Zide are each a Managing Director and member of the Investment Committee of BCI and Michael Ward is a Managing Director of BCI, and therefore they may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in footnote (2) above. Each of Messrs. Edgerley, Ward and Zide is a member of our board of directors. Each of these persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)	Does not include ordinary shares indirectly owned based on (i) Asia Fund II’s direct ownership of 8,254,655 ordinary shares, or 10.0%, of Sensata Investment Co. or (ii) AOF II’s direct ownership of 83,910 ordinary shares, or 0.1%, of Sensata Investment Co. AOF Fund II and AOF II disclaim beneficial ownership pursuant to Rule 13d-4 under the Exchange Act of shares held by Sensata Investment Co.
(6)	Assumes the consummation of our repurchase of 4,500,000 ordinary shares from Sensata Investment Co. concurrently with the closing of this offering.

Material Relationships

The Investor Rights Agreement

We are party to an Amended and Restated Investor Rights Agreement, or the “Investor Rights Agreement,” with Sensata Investment Co. and Sensata Management Company S.A. The material terms of the Investor Rights Agreement are set forth below.

Demand and Piggyback Registration Rights. Bain Capital may initiate an unlimited number of registrations of the securities subject to the Investor Rights Agreement pursuant to long-form or, if available, short-form registration. We may not include in any demand registration any securities which are not subject to the Investor Rights Agreement without the consent of the holders of a majority of the registrable securities subject to the Investor Rights Agreement. Whenever we or Sensata Investment Co. proposes to register any of our or its securities under the Securities Act (other than pursuant to a registration of Sensata Investment Co. securities demanded by Bain Capital or in connection with a registration on Form S-4 or Form S-8) then we or Sensata Investment Co., as the case may be, are obligated to include in such registration all registrable securities with respect to which we or it has received written requests for inclusion therein. If the managing underwriter of a registration advises us that the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then we may limit the number of securities that will be included in the registration, pro rata among the respective holders thereof.

Indemnification. We have agreed to indemnify each holder of the securities covered by the Investor Rights Agreement for violations of federal or state securities laws by us or Sensata Investment Co. in connection with any registration statement, prospectus or any preliminary prospectus.

Expenses. We are generally obligated to pay all expenses with respect to any demand or piggyback registration. We will pay the expenses (other than underwriting discounts and commissions) of this offering pursuant to the terms of the Investor Rights Agreement.

Lock Up Agreement. We, Sensata Investment Co. and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of our or Sensata Investment Co.’s equity securities, as the case may be, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during (a) the seven days prior to and the 90-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration in which registrable securities are included, and (b) upon notice from us of the commencement of an underwritten distribution in connection with any shelf registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree. The underwriters have agreed to a 30-day lock-up period for this offering.

Securityholders Agreement

We are party to an Amended and Restated Securityholders Agreement, or the “Securityholders Agreement,” with Sensata Investment Co., Sensata Management Company S.A., investment funds associated with Bain Capital, or the “Bain Capital Funds,” and investment funds managed by Unitas Capital Ltd., or the “Unitas Funds.” The material terms of the Securityholders Agreement are set forth below.

Tag Along Rights. If the Bain Capital Funds propose to transfer any of their securities, each of the Unitas Funds will have the right, but not the obligation, to participate in such transfer subject to the terms and conditions set forth in the Securityholders Agreement. Any Unitas Fund electing to participate in a transfer has the right to participate at the same price and on the same terms as the Bain Capital Fund proposing to transfer its securities. The Unitas Funds will be entitled to sell a number of each class of securities being transferred equal to such holder’s pro rata share of such class of securities.

Piggyback Registration Rights. Whenever Sensata Investment Co. proposes to register any of its securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration. The Unitas Funds electing to participate in a registration will be entitled to include in such registration, at the same price and on equal terms as the Bain Capital Funds, a number of each class of securities being offered equal to such holder’s pro rata share of the securities of such class as are proposed to be included by the Bain Capital Funds in the registration. The number of securities that the Bain Capital Funds and the Unitas Funds may include in the registration may be restricted if the managing underwriter advises Sensata Investment Co. that, in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering.

In addition, if at any time Sensata Investment Co. distributes our securities to the shareholders of Sensata Investment Co. (whether in liquidation, dividend or otherwise), and we propose to register any securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration on terms similar to those described in the preceding paragraph.

Drag Along Rights. If the Bain Capital Funds request an “approved sale” (as defined in the Securityholders Agreement), each of the Unitas Funds is obligated to vote for and consent to such sale. If the approved sale is a merger or consolidation, each of the Unitas Funds will waive any dissenter’s rights, appraisal rights or similar rights. If the approved sale is a stock transfer, each of the Unitas Funds will agree to sell its pro rata shares of each class of securities to be sold in such transfer at the same price and on the same terms and conditions as the Bain Capital Funds. Upon the receipt by the Unitas Funds of their proportional share of the purchase price, the Unitas Funds’ voting rights, rights to distributions and all other rights granted as securityholders will terminate.

Transfer Restrictions. The Unitas Funds may not transfer any of their securities covered by the Securityholders Agreement other than in connection with their participation in a sale by the Bain Capital Funds, an approved sale, a public sale or an exempt transfer. In addition, the Unitas Funds have agreed under the terms of the Securityholders Agreement not to effect any transfer of any of their securities or any other of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of a public offering, except as part of any such offering or unless the underwriters managing the registration of any such offering otherwise agree. This agreement, however, is conditioned on the Unitas Funds not being subject to a longer lock-up agreement than the Bain Capital Funds.

Administrative Services Agreement between Us and Sensata Investment Co.

On May 10, 2013, we and Sensata Investment Co. mutually agreed to terminate the Administrative Services Agreement entered into in March 2009. Under this agreement, Sensata Investment Co. provided certain services to us, and we paid Sensata Investment Co. quarterly for its services, at rates equal to the actual cost incurred by Sensata Investment Co., with such rates reviewed from time to time by us and Sensata Investment Co. During fiscal years 2010, 2011 and 2012, we paid $0.3 million, $0.1 million, and $0.4 million, respectively, pursuant to this agreement. During the nine months ended September 30, 2013, we did not pay any amount pursuant to this agreement. No further amounts have been paid or are owed under this agreement.

Directors and Officers

Paul Edgerley, Michael Ward and Stephen Zide, each a Managing Director of Bain Capital, are members of our board of directors. For a description of Bain Capital’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnotes (1) and (2) to the table under the heading “Selling Shareholders.” John Lewis, a Partner of Unitas Capital Ltd., is also a member of our board of directors. For a description of Unitas Capital Ltd.’s beneficial ownership of the ordinary shares held by Sensata Investment Co. and the ordinary shares it holds directly, see footnote (3) to the table under the heading “Selling Shareholders.”

TAX CONSIDERATIONS

Certain Netherlands Tax Considerations

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of ordinary shares. It does not purport to describe every aspect of taxation that may be relevant to a particular holder of ordinary shares. Any potential investor should consult his tax adviser for more information about the tax consequences of acquiring, owning and disposing of ordinary shares in his particular circumstances.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that we are organised, and that our business will be conducted, in the manner outlined in this prospectus supplement. A change to such organisational structure or to the manner in which we conduct our business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus supplement. The tax law upon which this summary is based, is subject to changes, perhaps with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

Where in this Dutch taxation paragraph reference is made to “your ordinary shares,” that concept includes, without limitation, that:

1.	you own one or more ordinary shares and in addition to the title to such ordinary shares, you have an economic interest in such ordinary shares;

2.	you hold the entire economic interest in one or more ordinary shares;

3.	you hold an interest in an entity, such as a partnership or a mutual fund, that is transparent for Dutch tax purposes, the assets of which comprise one or more ordinary shares, within the meaning of 1. or 2. above; or

4.	you are deemed to hold an interest in ordinary shares, as referred to under 1. to 3., pursuant to the attribution rules of article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), with respect to property that has been segregated, for instance in a trust or a foundation.

Taxes on Income and Capital Gains

Resident Holders of Ordinary Shares

General

The summary set out in this section “Taxes on Income and Capital Gains - Resident Holders of Ordinary Shares” applies only to a holder of ordinary shares who is a “Dutch Individual” or a “Dutch Corporate Entity”.

For the purposes of this section you are a “Dutch Individual” if you satisfy the following tests:

a.	you are an individual;

b.	you are resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or you have elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

c.	your ordinary shares and any benefits derived or deemed to be derived therefrom have no connection with your past, present or future employment, if any; and

d.	your ordinary shares do not form part of a substantial interest (aanmerkelijk belang) or a deemed substantial interest in us within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Generally, if a person holds an interest in us, such interest forms part of a substantial interest, or a deemed substantial interest, in us if any one or more of the following circumstances is present:

1.	You—either alone or, in the case of an individual, together with your partner (partner), if any, or pursuant to article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001)—own or are deemed to own, directly or indirectly, either a number of shares in us representing five per cent. or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent. or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or profit participating certificates (winstbewijzen) relating to five per cent. or more of our annual profit or to five per cent. or more of our liquidation proceeds.

2.	Your shares, profit participating certificates or rights to acquire shares in us are held by you or deemed to be held by you following the application of a non-recognition provision.

3.	Your partner or any of your relatives by blood or by marriage in the direct line (including foster-children) or of those of your partner has a substantial interest (as described under 1. and 2. above) in us.

If you are entitled to the benefits from shares or profit participating certificates (for instance if you are a holder of a right of usufruct), you are deemed to be a holder of shares or profit participating certificates, as the case may be, and your entitlement to benefits is considered a share or profit participating certificate, as the case may be.

If you are an individual and if you satisfy test b., but do not satisfy test c. and/or test d., your Dutch income tax position is not discussed in this prospectus supplement. If you are an individual who does not satisfy test b., please refer to the section “—Taxes on Income and Capital Gains—Non-Resident Holders of Ordinary Shares”.

For the purposes of this section you are a “Dutch Corporate Entity” if you satisfy the following tests:

i.	you are a corporate entity (lichaam), including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax in respect of benefits derived from its ordinary shares;

ii.	you are resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

iii.	you are not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

iv.	you are not an investment institution (beleggingsinstelling) as defined in article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

If you are not an individual and if you do not satisfy any one or more of these tests, with the exception of test ii., your Dutch corporation tax position is not discussed in this prospectus supplement. If you are not an individual that does not satisfy test ii., please refer to the section “—Taxes on Income and Capital Gains—Non-Resident Holders of Ordinary Shares.”

Dutch Individuals Deriving Profits or Deemed to be Deriving Profits from an Enterprise

If you are a Dutch Individual and if you derive or are deemed to derive any benefits from your ordinary shares, including any capital gain realised on the disposal of such ordinary shares, that are attributable to an enterprise from which you derive profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, such benefits are generally subject to Dutch income tax at progressive rates.

Dutch Individuals Deriving Benefits from Miscellaneous Activities

If you are a Dutch Individual and if you derive or are deemed to derive any benefits from your ordinary shares, including any gain realised on the disposal of such ordinary shares, that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden), such benefits are generally subject to Dutch income tax at progressive rates.

If you are a Dutch Individual you may, inter alia, derive, or be deemed to derive, benefits from your ordinary shares that are taxable as benefits from miscellaneous activities in the following circumstances:

a.	if your investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge (voorkennis) or comparable forms of special knowledge; or

b.	if any benefits to be derived from your ordinary shares, whether held directly or indirectly, are intended, in whole or in part, as remuneration for activities performed by you or by a person who is a connected person to you as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Other Dutch Individuals

If you are a Dutch Individual and your situation has not been discussed before in this section “—Taxes on Income and Capital Gains—Resident Holders of Ordinary Shares,” benefits from your ordinary shares are taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be 4 per cent. per annum of your “yield basis” (rendementsgrondslag), generally to be determined at the beginning of the year, to the extent that such yield basis exceeds the “exempt net asset amount” (heffingvrij vermogen) for the relevant year. The benefit is taxed at the rate of 30 per cent. The value of your ordinary shares forms part of your yield basis. Actual benefits derived from your ordinary shares, including any gain realised on the disposal of such ordinary shares, are not as such subject to Dutch income tax.

Attribution Rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate Entities

If you are a Dutch Corporate Entity, any benefits derived or deemed to be derived by you from your ordinary shares, including any gain realised on the disposal thereof, are generally subject to Dutch corporation tax, except to the extent that the benefits are exempt under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

Non-Resident Holders of Ordinary Shares

The summary set out in this section “Taxes on Income and Capital Gains – Non-Resident Holders of Ordinary Shares” applies only to a holder of ordinary shares who is a Non-resident holder of ordinary shares.

For the purposes of this section, you are a “Non-resident holder of ordinary shares” if you satisfy the following tests:

a.	you are neither resident, nor deemed to be resident, in the Netherlands for purposes of Dutch income tax or corporation tax, as the case may be, and, if you are an individual, you have not elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

b.	your ordinary shares and any benefits derived or deemed to be derived from such ordinary shares have no connection with your past, present or future employment or membership of a management board (bestuurder) or a supervisory board (commissaris);

c.	your ordinary shares do not form part of a substantial interest or a deemed substantial interest in us within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), unless such interest forms part of the assets of an enterprise; and

d.	if you are not an individual, no part of the benefits derived from your ordinary shares is exempt from Dutch corporation tax under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

See the section “—Taxes on Income and Capital Gains—Resident Holders of Ordinary Shares” for a description of the circumstances under which ordinary shares form part of a substantial interest or a deemed substantial interest in us.

If you satisfy test a., but do not satisfy any one or more of tests b., c., and d., your Dutch income tax position or corporation tax position, as the case may be, is not discussed in this prospectus supplement.

If you are a Non-resident holder of ordinary shares you will not be subject to any Dutch taxes on income or capital gains (other than the dividend withholding tax described below) in respect of any benefits derived or deemed to be derived by you from your ordinary shares, including any capital gain realised on the disposal thereof, except if

1.	you derive profits from an enterprise, directly, or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, if you are an individual, or other than as a holder of securities, if you are not an individual, such enterprise is either managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and your ordinary shares are attributable to such enterprise; or

2.	you are not an individual and you are resident of Aruba, Curaçao or Saint Maarten for tax purposes and you derive profits from an enterprise carried on, in whole or in part, through a permanent establishment or a permanent representative in Bonaire, Saint Eustatius or Saba, and your ordinary shares are attributable to such enterprise; or

3.	you are an individual and you derive benefits from ordinary shares that are taxable as benefits from miscellaneous activities in the Netherlands.

See the section “—Taxes on Income and Capital Gains—Resident Holders of Ordinary Shares” for a description of the circumstances under which the benefits derived from ordinary shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Attribution Rule

Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dividend Withholding Tax

General

We are generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by us.

The concept “dividends distributed by us” as used in this section “Dutch Taxation” includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognised as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of ordinary shares in excess of the average capital recognised as paid-in for Dutch dividend withholding tax purposes;

•

the par value of ordinary shares issued by us to a holder of ordinary shares or an increase of the par value of ordinary shares, as the case may be, to the extent that it does not appear that a contribution, recognised for Dutch dividend withholding tax purposes, has been made or will be made; and

•	partial repayment of capital, recognised as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (a) the general meeting of our shareholders has resolved in advance to make such repayment and (b) the par value of the ordinary shares concerned has been reduced by an equal amount by way of an amendment to our articles of association.

Dutch Individuals and Dutch Corporate Entities

If you are a Dutch Individual (other than an individual who has elected to be treated as a resident of the Netherlands for Dutch income tax purposes) or a Dutch Corporate Entity, you can generally credit Dutch dividend withholding tax against your Dutch income tax or your Dutch corporation tax liability, as applicable, and you are generally entitled to a refund in the form of a negative assessment of Dutch income tax or Dutch corporation tax, as applicable, insofar as such dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds your aggregate Dutch income tax or your aggregate Dutch corporation tax liability.

Pursuant to domestic rules to avoid dividend stripping, Dutch dividend withholding tax will only be creditable by or refundable if you are the beneficial owner (uiteindelijk gerechtigde) of dividends distributed by us. If you receive proceeds from your ordinary shares, you shall not be recognised as the beneficial owner of such proceeds if, in connection with the receipt of the proceeds, you have given a consideration, in the framework of a composite transaction including, without limitation, the mere acquisition of one or more dividend coupons or the creation of short-term rights of enjoyment of shares (kortlopende genotsrechten op aandelen), whereas it may be presumed that (i) such proceeds in whole or in part, directly or indirectly, inure to a person who would not have been entitled to an exemption from, reduction or refund of, or credit for, dividend withholding tax, or who would have been entitled to a smaller reduction or refund of, or credit for, dividend withholding tax than you, the actual recipient of the proceeds; and (ii) such person acquires or retains, directly or indirectly, an interest in ordinary shares or similar instruments, comparable to its interest in ordinary shares prior to the time the composite transaction was first initiated.

If you are an individual who is not resident or deemed to be resident in the Netherlands, but if you have elected to be treated as a resident of the Netherlands for Dutch income tax purposes, you may be eligible for relief from Dutch dividend withholding tax on the same conditions as an individual who is a Non-resident holder of ordinary shares, as discussed below.

See the section “—Dividend Withholding Tax—General” for a description of the concept “dividends distributed by us.”

See the section “—Taxes on Income and Capital Gains—Resident Holders of Ordinary Shares” for a description of the terms Dutch Individual and Dutch Corporate Entity.

Non-Resident Holders of Ordinary Shares

Relief

If you are a Non-resident holder of ordinary shares and if you are resident in the non-European part of the Kingdom of the Netherlands or in a country that has concluded a double taxation treaty with the Netherlands, you may be eligible for a full or partial relief from the dividend withholding tax, provided such relief is timely and duly claimed. Pursuant to domestic rules to avoid dividend stripping, dividend withholding tax relief will only be available to you if you are the beneficial owner of dividends distributed by us. The Dutch tax authorities have taken the position that this beneficial-

ownership test can also be applied to deny relief from dividend withholding tax under double tax treaties and the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk) and the Tax Arrangement for the country of the Netherlands (Belastingregeling voor het land Nederland).

On the basis of article 35 of the convention between the Kingdom of the Netherlands and the U.S. for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, done in Washington, D.C. on December 18, 1992, as amended from time to time (the “Netherlands-U.S. Treaty”), qualifying U.S. pension trusts are under certain conditions entitled to a full exemption from Netherlands dividend withholding tax. On the basis of article 36 of Netherlands-U.S. Treaty, qualifying exempt U.S. organizations are under certain conditions entitled to a full exemption from Netherlands dividend withholding tax.

In addition, if you are a Non-resident holder of ordinary shares that is not an individual, you are entitled to an exemption from dividend withholding tax, provided that the following tests are satisfied:

1.	you are, according to the tax law of a Member State of the European Union or a state designated by ministerial decree, that is a party to the Agreement regarding the European Economic Area, resident there and you are not transparent for tax purposes according to the tax law of such state;

2.	any one or more of the following threshold conditions are satisfied:

a.	at the time the dividend is distributed by us, you hold shares representing at least five per cent. of our nominal paid up capital; or

b.	you have held shares representing at least five per cent. of our nominal paid up capital for a continuous period of more than one year at any time during the four years preceding the time the dividend is distributed by us; or

c.	you are connected with us within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969); or

d.	an entity connected with you within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) holds at the time the dividend is distributed by us, shares representing at least five per cent. of our nominal paid up capital;

3.	you are not considered to be resident outside the Member States of the European Union or the states designated by ministerial decree, that are a party to the Agreement regarding the European Economic Area, under the terms of a double taxation treaty concluded with a third State; and

4.	you do not perform a similar function as an investment institution (beleggingsinstelling) as meant by article 6a or article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

The exemption from dividend withholding tax is not available to you if you are a Non-resident holder of ordinary shares and pursuant to a provision for the prevention of fraud or abuse included in a double taxation treaty between the Netherlands and your country of residence, you would not be entitled to the reduction of tax on dividends provided for by such treaty. Furthermore, the exemption from dividend withholding tax will only be available to you if you are the beneficial owner of dividends distributed by us. If you are a Non-resident holder of ordinary shares and you are resident in a Member State of the European Union with which the Netherlands has concluded a double taxation treaty that provides for a reduction of tax on dividends based on the ownership of the number of voting rights, the test under 2.a. above is also satisfied if you own five percent of the voting rights in us.

Credit

If your are a Non-resident Holder of ordinary shares and if you are subject to Dutch income tax or Dutch corporation tax in respect of any benefits derived or deemed to be derived from your ordinary shares, including any capital gain realized on the disposal thereof, you can generally credit Dutch dividend withholding tax against your Dutch income tax or your Dutch corporation tax liability, as applicable, and you are generally entitled to a refund pursuant to a negative tax assessment if and to the extent the dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds your aggregate Dutch income tax or your aggregate Dutch corporation tax liability, respectively.

See the section “—Dividend Withholding Tax—Dutch Individuals and Dutch Corporate Entities” for a description of the term beneficial owner.

See the section “—Dividend Withholding Tax—General” for a description of the concept “dividends distributed by us.”

See the section “—Taxes on Income and Capital Gains—Non-Resident Holders of Ordinary Shares” for a description of the term Non-resident holder of ordinary shares.

See the section “—Taxes on Income and Capital Gains—Non-Resident Holders of Ordinary Shares” for a description of the circumstances under which a Non-resident holder of ordinary shares is subject to Dutch income tax or Dutch corporation tax.

Gift and Inheritance Taxes

If you dispose of ordinary shares by way of gift, in form or in substance, or if you die, no Dutch gift tax or Dutch inheritance tax, as applicable, will be due, unless:

•	you are, or you were, resident or deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

•	you made a gift of ordinary shares, then became a resident or deemed resident of the Netherlands, and died as a resident or deemed resident of the Netherlands within 180 days of the date of the gift.

For purposes of the above, a gift of ordinary shares made under a condition precedent (opschortende voorwaarde) is deemed to be made at the time the condition precedent is satisfied.

Other Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands by you in respect of or in connection with (i)

the subscription, issue, placement, allotment, delivery of ordinary shares, (ii) the delivery and/or enforcement by way of legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of ordinary shares or the performance by us of our obligations under such documents, or (iii) the transfer of ordinary shares.

Certain U.S. Federal Income Tax Considerations

Subject to the limitations and qualifications stated herein, this discussion sets forth a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

The discussion of the holders’ tax consequences addresses only those persons that acquire their ordinary shares in this offering and that hold those ordinary shares as capital assets and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 5% or more of the ordinary shares, dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or foreign tax laws on a holder of ordinary shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to United States. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust. The term “non-U.S. Holder” means any beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership.

If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our ordinary shares should consult their tax advisors.

You are urged to consult your own independent tax advisor regarding the U.S. federal, state, local and foreign income and other tax considerations relating to the acquisition, ownership and disposition of our ordinary shares.

Cash Dividends and Other Distributions

A U.S. Holder of ordinary shares generally will be required to treat distributions received with respect to such ordinary shares (including any amounts withheld pursuant to Netherlands tax law) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the ordinary shares and, thereafter, as capital gain, all subject to the passive foreign investment company, or “PFIC,” rules discussed below. Dividends paid on the ordinary shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

A maximum 20% U.S. tax rate applies to the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation or “qualified foreign corporation” if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. Our ordinary shares are readily tradable on the New York Stock Exchange. As a result, subject to the PFIC risk discussed in the next sentence, we are treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares and, therefore, dividends paid to an individual U.S. Holder with respect to ordinary shares for which the requisite holding period is satisfied should be taxed at a maximum federal tax rate of 20%. However, we will not be treated as a qualified foreign corporation if we are a PFIC for the tax year during which we pay a dividend or for the preceding year. See “—Potential Application of the Passive Foreign Investment Company Provisions” for more detail.

Distributions to U.S. Holders of additional ordinary shares or preemptive rights with respect to ordinary shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax, but in other circumstances may constitute a taxable dividend.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

A U.S. Holder who pays (whether directly or through withholding) Dutch income tax with respect to dividends paid on our ordinary shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Dutch income tax paid. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.”

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to ordinary shares unless such dividends are effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

Sale or Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of ordinary shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ordinary shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the ordinary shares determined in U.S. dollars. The initial tax basis of the ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our ordinary shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the ordinary shares have been held for more than one year. The current maximum long-term capital gain tax rate for an individual U.S. Holder is 20%. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

A non-U.S. Holder of ordinary shares will not be subject to U.S income or withholding tax on gain from the sale or other disposition of ordinary shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States or (ii) the non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

Potential Application of Passive Foreign Investment Company Provisions

The Company believes it was not a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2012. We do not currently expect to be treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ending December 31, 2013. This expectation is based in part on our estimates of the fair market value of our assets as determined based on the trading price of our ordinary shares on the New York Stock Exchange. Our actual PFIC status for the current taxable year will not be determinable until the close of such year, and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (the “income test”), or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For purposes of the income test and the asset test, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any taxable year during which you hold ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold the ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares, as applicable.

If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 20% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. In addition, if we are a PFIC for any taxable year during which you hold ordinary shares, in the absence of a “qualifying electing fund” election (which, as noted below, will not be available to you), you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

We do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the ordinary shares you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the reduced 20% rate discussed above under “—Cash Dividends and Other Distributions” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The New York Stock Exchange is a qualified exchange. Our ordinary shares are regularly traded on the New York Stock Exchange, and therefore, in 2012 and any subsequent year in which our ordinary shares continue to be regularly traded, the mark-to-market election would be available to a holder of our ordinary shares if we become a PFIC.

If you hold ordinary shares in any year in which we are a PFIC, you will also be subject to annual information reporting requirements.

Medicare Tax

U.S. Holders that are individuals, estates and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income” for the relevant taxable year, which may include dividends on, and capital gains from the sale or other disposition of, the ordinary shares, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending upon the individual’s circumstances).

Information Reporting and Backup Withholding

Unless an exception applies, information reporting to the U.S. Internal Revenue Service generally will be required with respect to payments on the ordinary shares and proceeds of the sale of the ordinary shares paid to holders that are U.S. taxpayers, other than corporations and other exempt recipients. Backup withholding, currently at the rate of 28%, may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Holders that are not subject to U.S. taxation may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the U.S. Internal Revenue Service.

In addition, certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the ordinary shares), or who have a beneficial interest in or signatory authority over certain foreign financial accounts, are required to report information relating to such assets or accounts, subject to certain exceptions.

U.S. TREASURY DEPARTMENT CIRCULAR 230: TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (1) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE, (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (3) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISORS.

UNDERWRITING

We, the selling shareholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., the underwriters, have entered into an underwriting agreement with respect to the 15,500,000 ordinary shares being offered hereby. Subject to certain conditions, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase 7,750,000 ordinary shares and Citigroup Global Markets Inc. has agreed to purchase 7,750,000 ordinary shares from the selling shareholders at a price of $             per share.

The underwriters are purchasing the ordinary shares from the selling shareholders at $         per share (resulting in proceeds to the selling shareholders of approximately $         million). The underwriters propose to offer the ordinary shares for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may do so by selling the ordinary shares to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters and/or the purchasers of the ordinary shares for whom they may act as agents or to whom they may sell as principal.

The estimated offering expenses payable by us are approximately $0.6 million, which amount includes legal, accounting, printing costs and various other fees associated with registering and listing our ordinary shares. The selling shareholders will be responsible for their respective underwriting discounts and commissions on their ordinary shares sold in this offering. We will pay all other expenses incurred by such selling shareholders, including any legal costs and registration fees associated with their ordinary shares being sold in this offering. We expect these expenses will be no more than $0.5 million in the aggregate, and they have been included in the estimate set forth above.

We have entered into an agreement with Sensata Investment Co. to repurchase 4,500,000 of our ordinary shares, concurrently with the closing of this offering, directly from such selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. The closing of the share repurchase is contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the share repurchase.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ST.”

We, our directors, officers (as defined in Section 16a-1(f) under the Exchange Act), the selling shareholders (other than certain charities as described below) and certain other shareholders have agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending 30 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•

in our case, file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares;

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the underwriters, it will not, during the period ending 30 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. Certain partners and other employees of the funds which own Sensata Investment Co. are expected to make a contribution of ordinary shares to one or more charities prior to this offering, and such recipient charities are expected, in turn, to sell the contributed ordinary shares in this offering. See “Selling Shareholders.” Because the recipient charities will not continue to hold the contributed ordinary shares following this offering, they will not be subject to the lock-up restrictions described above.

The restrictions described in the immediately preceding paragraph do not apply to:

•

the sale of ordinary shares to the underwriters pursuant to the underwriting agreement or the sale of ordinary shares to the Company in the share repurchase described in “Our Company—Recent Developments”;

•

the issuance by us of ordinary shares upon exercise of an option outstanding on the date of this offering or the issuance of options or other stock-based compensation pursuant to equity compensation plans in existence on the date of this offering and, in each case, otherwise described in the prospectus, this prospectus supplement or the documents incorporated therein or herein;

•	the issuance by us of up to 17 million ordinary shares as consideration in connection with acquisitions;

•	the sale by certain officers of the Company of up to an aggregate of 143,119 ordinary shares pursuant to existing 10b5-1 trading plans;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the restricted period;

•	transactions by our directors, officers and shareholders relating to ordinary shares or other securities acquired in open market transactions after the completion of this offering;

•	the exercise of any stock options held as of the date of this offering in accordance with their terms;

•

any repurchase by us or any of our subsidiaries of any ordinary shares or any security convertible into ordinary shares pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

•

any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our ordinary shares involving a change of control of us, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the ordinary shares will remain subject to the restrictions described above;

•	distributions by our shareholders of ordinary shares or any security convertible into ordinary shares to their general or limited partners, members or stockholders;

•	transfers by directors, officers and shareholders of ordinary shares as a bona fide gift or by will or intestacy; or

•

transfers by directors, officers and shareholders of ordinary shares or any security convertible into ordinary shares to any trust for the direct or indirect benefit of such transferee or the immediate family member of such transferee;

provided that in the case of (1) transactions of the type described in the second and third bullets, each recipient agrees to be subject to the restrictions described in the preceding paragraph or the ordinary shares granted do not vest during this 30-day restricted period; (2) transactions of the type described in the fifth and sixth bullets, no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with this transaction during the 30-day restricted period; (3) transactions of the type described in the seventh bullet, the ordinary shares continue to remain subject to the restrictions described above; and (4) transactions of the type described in the each of the last three bullets, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in the preceding paragraph, and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership is required or voluntarily made in connection with these transactions during this 30-day restricted period.

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by an underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

In connection with the offering, the underwriters may distribute prospectuses by electronic means, such as e-mail.

Other than this prospectus in electronic format, the information on each underwriter’s website and any information contained in any other website maintained by each underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

From time to time, the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, commercial banking, investment banking and other services for us and our affiliates in the ordinary course of their businesses, for which they received or will receive customary fees and expenses.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the counterparty to certain of our commodity hedging agreements and holds certain collateral relating to such agreements.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ordinary shares to be offered so as to enable an investor to decide to purchase any of our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The Netherlands

The ordinary shares may not be offered to the public in the Netherlands in reliance on Article 3(2) of the Prospectus Directive (as defined under “European Economic Area” above) unless (i) such offer is made exclusively to persons or entities which are qualified investors as defined in the Prospectus Directive or (ii) standard exemption wording is disclosed as required by Article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our ordinary shares in, from or otherwise involving the United Kingdom.

Switzerland

This document, as well as any other material relating to the ordinary shares that are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The ordinary shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ordinary shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The ordinary shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached directly by the underwriters from time to time in connection with this offering. This document, as well as any other material relating to the ordinary shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our or the selling shareholders’ express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or “DFSA”. This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein, and has no responsibility for it. The ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may they be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any ordinary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of purchase of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

LEGAL MATTERS

Certain U.S. legal matters will be passed upon for us by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are partners in partnerships that invest in funds managed by advisers associated with Bain Capital and co-invest with Bain Capital in Sensata Investment Co. Through this partnership, these partners of Kirkland & Ellis LLP beneficially own less than 1% of our issued and outstanding ordinary shares. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital and some of its affiliates in connection with various legal matters. Loyens & Loeff N.V. will pass upon certain Dutch legal matters, including the validity of the ordinary shares offered hereby. Wilmer Cutler Pickering Hale and Dorr LLP has acted as counsel for the underwriters in connection with certain U.S. legal matters related to this offering. Van Doorne N.V. has acted as counsel for the underwriters in connection with certain Dutch legal matters related to this offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus supplement (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1) our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on February 8, 2013);

(2) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on April 29, 2013), June 30, 2013 (filed on July 29, 2013), and September 30, 2013 (filed on October 29, 2013);

(3) the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012 from our definitive proxy statement on Schedule 14A (filed on April 24, 2013); and

(4) our Current Reports on Form 8-K filed on January 4, 2013, February 14, 2013, March 20, 2013, April 8, 2013, April 11, 2013, April 18, 2013, May 10, 2013, May 21, 2013, May 23, 2013, May 28, 2013, October 30, 2013, which Current Report includes the description of our ordinary shares, nominal value €0.01 per share, and December 2, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Ordinary Shares

Selling shareholders of Sensata Technologies Holding N.V., a public limited liability company incorporated under the laws of the Netherlands, may offer and sell from time to time ordinary shares covered by this prospectus.

We will provide specific terms of any offering, including the price to the public of the ordinary shares, in supplements to this prospectus. Selling shareholders may sell the ordinary shares covered by this prospectus on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” Selling shareholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of ordinary shares. If any agents, dealers or underwriters are involved in the sale of any ordinary shares, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds to selling shareholders from the sale of ordinary shares will also be set forth in the applicable prospectus supplement. The prospectus supplement will also contain more specific information about the offering, including the names of selling shareholders. This prospectus may not be used to sell ordinary shares unless accompanied by a prospectus supplement.

Our registration of the ordinary shares covered by this prospectus does not mean that selling shareholders will offer or sell any shares.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ST.” The last reported sale price of our ordinary shares on the New York Stock Exchange on February 11, 2013 was $33.55 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf process, selling shareholders may sell ordinary shares in one or more offerings. Each time our ordinary shares are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of any offering of our ordinary shares pursuant to this prospectus, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.” To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into this prospectus or any prospectus supplement. Neither we nor any selling shareholders are making offers to sell our ordinary shares in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein is accurate only as of the date of the relevant document. You should not assume that the information contained in, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context specifically indicates otherwise, references in this prospectus to: (i) “we,” “us,” “our,” the “Company” and “Sensata” refer collectively to Sensata Technologies Holding N.V. and its consolidated subsidiaries and their respective predecessors; (ii) “Bain Capital” refers to Bain Capital Partners, LLC; and (iii) “Sponsors” refers collectively to Bain Capital and its co-investors.

i

OUR COMPANY

Sensata, a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls. We produce a wide range of customized, innovative sensors and controls for mission-critical applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete and that we have developed our strong market position due to our long-standing customer relationships, technical expertise, product performance and quality and competitive cost structure. We compete in growing global market segments driven by demand for products that are safe, energy-efficient and environmentally-friendly. In addition, our long-standing position in emerging markets, including our greater than 15-year presence in China, further enhances our growth prospects. We deliver a strong value proposition to our customers by leveraging an innovative portfolio of core technologies and manufacturing at high volumes in low-cost locations such as China, Mexico, Malaysia, Bulgaria and the Dominican Republic.

Our sensors are customized devices that translate a physical phenomenon such as force or position into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms—thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance, and monosilicon strain gage—that we leverage across multiple products and applications, enabling us to optimize our research, development, and engineering investments and achieve economies of scale.

Our primary products include pressure sensors, force sensors, temperature sensors, speed sensors, position sensors, motor protectors, and thermal and magnetic-hydraulic circuit breakers and switches. We develop customized and innovative solutions for specific customer requirements, or applications, across the appliance, automotive, heating, ventilation and air-conditioning, industrial, aerospace, defense, data / telecom, and other end-markets. We have long-standing relationships with a geographically diverse base of leading global original equipment manufacturers and other multi-national companies.

We develop products that address increasingly complex engineering requirements by investing substantially in research, development and application engineering. By locating our global engineering team in close proximity to key customers in regional business centers, we are exposed to many development opportunities at an early stage and work closely with our customers to deliver the required solutions. As a result of the long development lead times and embedded nature of our products, we collaborate closely with our customers throughout the design and development phase of their products. Systems development by our customers typically requires significant multi-year investment for certification and qualification, which are often government or customer mandated. We believe the capital commitment and time required for this process significantly increases the switching costs once a customer has designed and installed a particular sensor or control into a system.

ADDITIONAL INFORMATION

The address of our registered office and principal executive office is Kolthofsingel 8, 7602 EM Almelo, the Netherlands, and its telephone number is 31-546-879-555. Our principal U.S. operating subsidiary is Sensata Technologies, Inc., a Delaware corporation, or “STI.” The address for STI is 529 Pleasant Street, Attleboro, Massachusetts 02703, and its telephone number is (508) 236-3800. Our website address is www.sensata.com. The information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 8, 2013 and is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any prospectus supplement or in the documents incorporated by reference herein or therein actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our ordinary shares to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD LOOKING STATEMENTS

This prospectus supplement including any documents incorporated by reference herein, includes “forward-looking statements.” These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following important factors, among others (including those incorporated by reference under and set forth under the heading “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	adverse conditions in the automotive industry have had, and may in the future have, adverse effects on our results of operations;

•	continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses;

•	if we fail to maintain our existing relationships with our customers, our exposure to industry and customer-specific demand fluctuations could increase and our revenue may decline as a result;

•	competitive pressures could require us to lower our prices or result in reduced demand for our products;

•

integration of acquired companies and any future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities, and we may not realize all of the anticipated operating synergies and cost savings from acquisitions;

•

risks associated with our non-U.S. operations, including foreign currency risks, the potential for changes in socio-economic conditions and/or monetary and fiscal policies and intellectual property protection difficulties and disputes;

•	we may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us;

•

our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations; and

•	the other risks set forth under the heading “Risk Factors” in the documents incorporated by reference in this prospectus.

All forward-looking statements speak only as of the date on which the statements were made and are expressly qualified in their entirety by the cautionary statements contained in this prospectus, any prospectus supplement, and any document incorporated by reference herein or therein. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date on which the statement was made or to reflect the occurrence of unanticipated events.

SELLING SHAREHOLDERS

Information about selling shareholders, including their identities and the number of ordinary shares to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference into this prospectus. Such selling shareholders may include Sensata Investment Company S.C.A, other existing shareholders, our executive officers and our directors.

Selling shareholders shall not sell any ordinary shares pursuant to this prospectus until we have identified such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS

Selling shareholders will receive all of the net proceeds from the sale of ordinary shares pursuant to this prospectus. We will not receive any of the proceeds from the sale of ordinary shares by selling shareholders, other than, if applicable, the exercise price for options exercised by selling shareholders in an offering pursuant to this prospectus.

PLAN OF DISTRIBUTION

Selling shareholders may sell the ordinary shares in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, in privately negotiated transactions, or through a combination of any of these methods. Additionally, the selling shareholders may be deemed to be underwriters with respect to the ordinary shares that they are offering for resale.

The prospectus supplement will include the following information, as applicable:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the ordinary shares;

•	the net proceeds from the sale of the ordinary shares;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the applicable public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	information about selling shareholders, if applicable.

Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders named in any prospectus supplement and donees, pledgees, transferees or other successors-in-interest selling ordinary shares received from a selling shareholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus or the applicable prospectus supplement.

Selling shareholders may sell ordinary shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the ordinary shares from time to time will be determined by selling shareholders and, at the time of the determination, may be higher or lower than the market price of our ordinary shares on the New York Stock Exchange or any other exchange or market.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of the ordinary shares, the underwriters will acquire the ordinary shares for their own account. The underwriters may resell the ordinary shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer ordinary shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the ordinary shares will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered shares sold for their account may be reclaimed by the syndicate if the offered shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered shares, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of shares, selling shareholders will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Selling shareholders may sell the ordinary shares directly, and not through underwriters or agents. Ordinary shares may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered shares, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Selling shareholders may sell the ordinary shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and/or selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase ordinary shares from selling shareholders, if applicable, at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We and/or selling shareholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us or selling shareholders in the ordinary course of their businesses.

LEGAL MATTERS

Certain U.S. legal matters will be passed upon for us by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are partners in partnerships that invest in funds managed by advisers associated with Bain Capital and co-invest with Bain Capital in Sensata Investment Company S.C.A. Through this partnership, these partners of Kirkland & Ellis LLP beneficially own less than 1% of our issued and outstanding ordinary shares. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital and some of its affiliates in connection with various legal matters. Loyens & Loeff N.V. will pass upon certain Dutch legal matters, including the validity of the ordinary shares offered hereby.

EXPERTS

The consolidated financial statements of Sensata Technologies Holding N.V. appearing in Sensata Technologies Holding N.V.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on February 8, 2013);

(2)	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our definitive proxy statement on Schedule 14A (filed on April 25, 2012);

(3)	our Current Report on Form 8-K filed on January 4, 2013; and

(4)	the description of our ordinary shares, nominal value €0.01 per share, included under the caption “Description of Ordinary Shares” in the prospectus forming a part of our registration statement on Form S-1, initially filed on November 25, 2009 (File No. 333-163335), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our registration statement on Form 8-A filed on March 8, 2010.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the ordinary shares offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the ordinary shares offered hereby, reference is made to the registration statement.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus or any prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus or the applicable prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Sensata Technologies Holding N.V.

c/o Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, Massachusetts 02703

Attn: Director, Investor Relations

Telephone: (508) 236-3800